Exhibit 99.1

Tabula Rasa HealthCare Appoints Two New Members to the Board of Directors

Adds world class healthcare leadership and financial strength

MOORESTOWN, N.J., July 18, 2018 - Tabula Rasa HealthCare, Inc. (TRHC) (NASDAQ: TRHC), a healthcare technology company advancing the field of medication safety, announced today the appointment of Dr. Jan Berger and Mr. Michael Purcell to TRHC’s Board of Directors.

The new directors replace directors affiliated with early venture capital investors in TRHC, Bruce Luehrs, a Managing Partner and co-founder of Rittenhouse Ventures, and Glen Bressner, a Managing Partner of Originate Ventures.

“We thank Bruce and Glen for their tremendous support and confidence in the Company since its start-up days. They were great mentors to me, and always had the best interests of the Company and all stakeholders in mind when making key decisions,” said TRHC Chairman and CEO Calvin H. Knowlton, PhD.

“Today, we welcome new directors Dr. Berger and Mr. Purcell. Each of them brings special expertise to our growing company: Dr. Berger, with her expansive experience in global healthcare consulting, hands-on work with pharmacy and healthcare providers and extensive board service on other healthcare companies, and Mr. Purcell, with his expertise as an Audit Partner with Deloitte & Touche, LLP and advisor to several emerging growth companies,” stated Knowlton.

Dr. Berger is Founder, President and Chief Executive Officer of Health Intelligence Partners, a global healthcare consultancy that advises clients on areas of growth. Previously, Dr. Berger was Senior Vice President, Chief Clinical Officer and Innovation Officer for CVS Health/Caremark. Dr. Berger has worked for a number of healthcare and consumer product boards and currently serves on the Board of Directors of Cambia Health Solutions, AccentCare, Inc. and GNS Healthcare. Dr. Berger earned a Doctor of Medicine and a Master’s in Jurisprudence from Loyola University Chicago.

Mr. Purcell, a certified public accountant, has been a Value Creation Partner and Consultant at New Spring Capital since January 2016.  He has more than 37 years of professional experience with Deloitte & Touche LLP, including serving as an Audit Partner for 35 years. Mr. Purcell serves on the Board of Directors of Capital Funding Bancorp, Inc., McKean Defense Group, ESF Camps, Hyperion Bank and Code 3 Emergency Partners. Mr. Purcell earned a Master’s in

Business Administration from Drexel University and holds a Bachelor of Science from Lehigh University.

Dr. Berger and Mr. Purcell will each serve as a Class I director until the 2020 annual meeting of stockholders or until his or her earlier resignation, retirement or other termination of service.  Dr. Berger will serve as a member of the Nominating and Corporate Governance Committee and Mr. Purcell will serve as a member of the Audit Committee and the Compensation Committee.

About Tabula Rasa HealthCare

TRHC (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk. TRHC provides solutions for a range of payers, providers and other healthcare organizations. For more information, visit TRHC.com.

Media Contact

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829

Investors

Bob East or Asher Dewhurst
Westwicke Partners

tabularasa@westwicke.com

T: 443-213-0500